Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

SIMPSON MANUFACTURING CO., INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Debt	Deferred Compensation Obligations(1)	Rule 457(h)	$250,000,000	100%	$250,000,000	$0.0001102	$27,550
Total Offering Amounts					$250,000,000		$27,550
Total Fee Offsets					—		—
Net Fee Due							$27,550
(1) The Deferred Compensation Obligations are general unsecured obligations of Simpson Manufacturing Co., Inc. to pay up to $250,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Simpson Manufacturing Co., Inc. Nonqualified Plan (the “Plan”).

(2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for purpose of calculating the registration fee. The amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation participants may defer under the Plan.